Exhibit 99.1
Pinnacle Airlines Corp. Announces Amended Airline Services Agreement with Northwest
MEMPHIS, TN — December 21, 2006 — Pinnacle Airlines Corp. (Nasdaq: PNCL) (“Pinnacle”) announced today that it has reached agreement with Northwest Airlines, Inc. (“Northwest”) for an amended and restated Airline Services Agreement (the “Amended ASA”) between the two parties, subject to confirmation by the bankruptcy court overseeing Northwest’s chapter 11 bankruptcy proceedings. The agreement provides, among other things, that Pinnacle will continue to be a long-term partner of Northwest through at least 2017. In addition to reaching terms on an Amended ASA, Northwest and Pinnacle have also reached an agreement on certain corporate governance issues and agreed that Pinnacle will receive an allowed unsecured claim of $377.5 million (subject to adjustment in certain circumstances) in Northwest’s bankruptcy proceedings in settlement of all claims that Pinnacle may have against Northwest. Once approved, the Amended ASA and related agreements will become effective January 1, 2007.
“All of us at Pinnacle are pleased and proud to continue our relationship with Northwest Airlines,” said Philip H. Trenary, President and CEO of Pinnacle Airlines Corp. “By working together and flying one of the most reliable, cost-efficient fleets of regional jets in the world, our People have positioned Pinnacle as one of Northwest’s most valuable contributors. This is a win for all parties.”
Tim Griffin, Northwest’s Executive Vice-President for Marketing and Distribution added “We are pleased to continue this relationship that reaches back over 20 years. Pinnacle is an outstanding operator and partner for Northwest. We look forward to continued mutual success.”
Restrictions on Operations for Other Airlines Removed
The Amended ASA removes all restrictions preventing Pinnacle from using its wholly owned subsidiary, Pinnacle Airlines, Inc., to provide regional airline services to other major airlines, with the exception of operating flights into or out of Northwest’s hub cities of Minneapolis/St. Paul, Detroit, and Memphis. Pinnacle may also operate aircraft with seating capacities of 76 seats, or such other size that does not cause Northwest to violate its collective bargaining agreement with its pilots union. Further, the existing provision that requires Pinnacle to allocate its overhead between multiple operations, thus reducing the amount Northwest pays to Pinnacle for overhead, will not be applicable until Pinnacle has added at least 24 aircraft with another partner.
Fleet Size
The Amended ASA will provide that Pinnacle will retain its existing fleet of 124 CRJ-200 aircraft. Pinnacle’s fleet size will further be adjusted under the following conditions:
•	17 CRJ-200/440 aircraft will be delivered to Pinnacle during 2007. Northwest will commit to either a three- or ten-year term for these aircraft with Pinnacle prior to March 31, 2007. However, if Pinnacle has not entered into an amended collective bargaining agreement with the Airline Pilots Association (“ALPA”), the union representing its pilots, prior to March 31, 2007, Northwest will have an ongoing option to remove these 17 aircraft from Pinnacle at any time at a rate of three aircraft per month. Pinnacle’s contract with ALPA is currently amendable.
•	To the extent that Pinnacle operates regional jets on behalf of another major airline, Northwest will have limited rights to remove some aircraft from Pinnacle’s fleet. Northwest may remove one aircraft for every two aircraft that Pinnacle operates for another partner above an initial base of 20 regional jets. Northwest may remove no more than 20 aircraft subject to this option and no more than five aircraft in any 12-month period. Notably, Northwest may only exercise this option if the removed aircraft are not operated by or on behalf of Northwest after their removal.
•	Northwest may exchange CRJ-200 aircraft in Pinnacle’s fleet for aircraft configured with 70 or more seats on a one-for-one basis and on similar economic terms and conditions.
•	If Northwest enters into any merger or acquisition agreement with another major air carrier prior to completing its bankruptcy proceedings, then Northwest may remove from Pinnacle’s fleet the 17 aircraft to be added during 2007 plus an additional 24 aircraft. Once Northwest has completed its bankruptcy proceedings, it will no longer have this option.
Amended ASA Term
The term of the Amended ASA as it relates to Pinnacle’s existing fleet of 124 aircraft will extend through December 31, 2017, subject to renewal at Northwest’s option for successive five-year terms. The term for the additional 17 aircraft to be added to Pinnacle’s fleet during 2007 will be as described above.
Northwest’s Rights Upon a Pinnacle Change of Control
The existing ASA provided that Northwest may terminate that agreement upon a change of control of Pinnacle (as defined in the ASA). Under the Amended ASA, upon a change of control occurring after January 1, 2008, Northwest will no longer have the option to terminate the agreement, but instead will have the option to remove up to 62 aircraft from Pinnacle over a three-year period, and the option to extend the Amended ASA for another five years without the obligation to reset rates. In addition, certain operating performance measurement formulas would be revised in Northwest’s favor.
Preferred Share Purchase Agreement
Pinnacle and Northwest will enter into a Share Purchase Agreement requiring Pinnacle to redeem its Class A Preferred Share held by Northwest for a price of $20 million on January 2, 2008, subject to bankruptcy court approval. If Northwest enters into any merger or acquisition agreement with another major air carrier as part of its reorganization proceedings and elects to remove any aircraft from Pinnacle, then the redemption price of the Class A Preferred Share will be reduced to a nominal amount. The Class A preferred share entitles Northwest to appoint two members of Pinnacle’s Board of Directors and also gives Northwest consent rights for changes to its articles of incorporation and bylaws. In addition, the Class A Preferred Share provides consent rights to merger or acquisition transactions involving another airline with annual revenues greater than $500 million. Additionally, the existing ASA includes a termination provision if Northwest does not consent to any replacement of Pinnacle’s chief executive officer. After the Class A Preferred Share is redeemed on January 2, 2008, Northwest will no longer retain these corporate governance rights.
Claim Resolution Agreement
In a separate agreement, Northwest and Pinnacle have agreed that Pinnacle will receive an allowed unsecured claim of $377.5 million, subject to bankruptcy court approval, against Northwest in its bankruptcy proceedings in settlement of all amounts that Northwest may owe to Pinnacle for pre-petition claims and the economic adjustments provided for in the Amended ASA. The allowed unsecured claim will be reduced by $13.6 million if Northwest commits the 17 aircraft added to Pinnacle for a period of three years, and by $42.5 million if the 17 aircraft are committed for a period of ten years. Pinnacle will retain the right to assert an additional claim should Northwest enter into a merger or acquisition agreement with another major airline as part of its plan of reorganization and elect to remove up to 24 aircraft above the 17 aircraft delivered in 2007, as indicated above; however, such claim would be reduced by the $20 million decrease in Pinnacle’s purchase price paid to Northwest for the Series A Preferred share discussed above.
Aircraft Security Deposits
The Amended ASA and related aircraft subleases will provide that Northwest will retain the $24.6 million it is currently holding as a security deposit for the existing fleet of 124 aircraft and the 17 aircraft to be added during 2007. Pinnacle will pay a security deposit equal to one month’s rent for any aircraft that is subleased from Northwest and operated under the Amended ASA above this base of 141. Pinnacle’s current obligation to pay a second month’s deposit on its existing fleet under certain circumstances will be removed from the aircraft subleases.
Restructured Economics
Both the existing ASA and the Amended ASA provide a monthly margin payment calculated to achieve a target operating margin, based on reimbursement payments and payments based on pre-set rates. The Amended ASA will provide for Pinnacle to charge Northwest current market rates for regional airline services. Specifically, three major items of compensation will change for Pinnacle. First, Northwest will provide jet fuel to Pinnacle at no charge to Pinnacle, and fuel will be removed as a revenue and expense item from Pinnacle’s statement of operations. As fuel will no longer be an expense item, Pinnacle will no longer receive its target margin on fuel expense. Second, the amount that Pinnacle pays to sublease aircraft from Northwest will be reduced under the Amended ASA and related aircraft subleases. Pinnacle will continue to receive its target margin on the reduced aircraft rent. Third, Pinnacle’s target margin rate will be reduced from 10.0% to 8.0%. The reset of the target margin to industry average in 2008 has also been eliminated. These new rates will remain in effect (subject to indexed annual inflation adjustments) until 2013, when the rates will be reset.
Had they been in effect, the changes in the Amended ASA would have reduced Pinnacle’s operating income for the nine months ended September 30, 2006 by approximately $30 million. The pro forma impact of these changes to Pinnacle’s statement of operations for the nine months ended September 30, 2006 would have been as follows (in thousands):

	Nine Months Ended September 30, 2006
		Pro Forma	Pro Forma, as
	Actual	Adjustments	Adjusted
Operating revenues:
Regional airline services	$614,643	$(222,147)	$392,496
Other	5,460	—	5,460

Total operating revenues	620,103	(222,147)	397,956
Operating expenses:
Salaries, wages and benefits	104,587	—	104,587
Aircraft fuel	81,573	(81,573)	—
Aircraft maintenance, materials and repairs	26,949	—	26,949
Aircraft rentals	198,093	(110,484)	87,609
Other rentals and landing fees	33,954	—	33,954
Ground handling services	65,787	—	65,787
Depreciation	2,932	—	2,932
Other	41,817	—	41,817
Provision for losses associated with bankruptcy filings of Northwest and Mesaba	(2,172)	—	(2,172)

Total operating expenses	553,520	(192,057)	361,463

Operating income	$66,583	$(30,090)	$36,493

Operating margin	10.7%		9.2%
Assuming Pinnacle reaches agreement with ALPA prior to March 31, 2007 and is able to retain the 17 aircraft to be delivered in 2007, Pinnacle expects that its operating income associated with the Amended ASA will be approximately $50 million for the year ended December 31, 2007. This estimate does not include any earnings from other sources, including potential earnings associated with the value Pinnacle might receive from the sale of its allowed unsecured claim against Northwest.
Under generally accepted accounting principles, Pinnacle will defer and amortize over the remaining eleven-year term of the Amended ASA the realized value of its allowed unsecured claim against Northwest that is associated with foregone future earnings under the existing ASA. In addition, Pinnacle will likely amortize the $20 million cost of the redemption of its Class A Preferred Share over the remaining eleven-year term of the Amended ASA after Pinnacle redeems it in 2008. The net impact of these items will not be fully determined until Pinnacle assesses the fair value of its allowed unsecured claim, but the company believes that the impact will be a material non-cash increase in its ongoing net earnings.
Contingent on Final Bankruptcy Court Approval

The Amended ASA, the Share Purchase Agreement and the Claim Resolution Agreement are subject to the approval by the bankruptcy court overseeing Northwest’s bankruptcy proceedings. Northwest will file an appropriate motion with the bankruptcy court seeking approval of these agreements and certain amendments to aircraft subleases in effect between the parties. Any creditor or party-in-interest, including the Official Committee of Unsecured Creditors of Northwest Airlines Corp, et al., may file an objection to this motion and, regardless of whether any such objections are filed, the bankruptcy court may not approve the motion, in which case the Amended ASA, the Share Purchase Agreement, the Claims Resolution Agreement and the amendments to the aircraft sublease agreements would not become effective. Furthermore, even if the motion is approved by the bankruptcy court, the Amended ASA could later be rejected by Northwest in its bankruptcy proceedings. In addition, the existing ASA could be rejected by Northwest or its successor under applicable provisions of the Bankruptcy Code prior to any approval of the motion. If either rejection were to occur, Pinnacle would file a claim against Northwest or its successor arising out of such rejection of either the existing ASA or the Amended ASA. However, such rejection would nevertheless have a materially adverse impact on Pinnacle’s financial condition and results of operations.
Forward-Looking Statements
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although Pinnacle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. Pinnacle does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
About Pinnacle
Pinnacle Airlines Corp. operates through its wholly owned subsidiary, Pinnacle Airlines, Inc., as a regional airline that provides airline capacity to Northwest Airlines, Inc. Pinnacle operates as a Northwest Airlink carrier at Northwest’s domestic hub airports in Detroit, Minneapolis/St. Paul and Memphis and the focus city of Indianapolis. Pinnacle currently operates an all-jet fleet of 124 Canadair Regional Jets and offers scheduled passenger service with 696 daily departures to 116 cities in 36 states and six Canadian provinces. Pinnacle Airlines maintains its headquarters in Memphis, Tennessee, and employs approximately 3,800 People.
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